Exhibit 99.1

Assurant Reports First Quarter 2012 Financial Results

1Q 2012 Net Operating Income of $158.4 million, $1.76 per diluted share

1Q 2012 Net Income of $163.3 million, $1.81 per diluted share

•	14.6 percent annualized operating ROE, excluding AOCI

•	$600 million of corporate capital at quarter-end

•	$115.3 million returned to shareholders in share repurchases and dividends in 1Q 2012

•	4 percent growth in book value per diluted share, excluding AOCI, since year-end

NEW YORK, April 25, 2012 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the first quarter ended March 31, 2012.

“We are pleased with first quarter results and continue to see progress in the areas we are targeting for profitable growth,” said Robert B. Pollock, president and CEO of Assurant. “While the economic and regulatory environments require diligence and agility, our history of adapting to changing markets while serving our customers and building value for our shareholders is well established.”

First Quarter 2012 Consolidated Results

•

Net operating income[1] increased 15 percent to $158.4 million, or $1.76 per diluted share, compared to first quarter 2011 net operating income of $138.3 million, or $1.36 per diluted share. All four businesses — Assurant Specialty Property, Assurant Solutions, Assurant Health and Assurant Employee Benefits — improved results.

Note: As previously disclosed, the Company adopted amendments to existing guidance on accounting for deferred acquisition costs on Jan. 1, 2012. This guidance was adopted retrospectively and has been applied to all prior financial information.

•

Net income increased 16 percent to $163.3 million, or $1.81 per diluted share, compared to first quarter 2011 net income of $140.8 million, or $1.38 per diluted share. After-tax net realized gains on investments were $4.9 million in the quarter, compared to $2.5 million in first quarter 2011.

•	Net earned premiums, fees and other income in the quarter were $1.9 billion, up slightly compared to first quarter 2011.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	1Q	1Q	12 Months	12 Months
(dollars in millions, net of tax)	2012	2011	2011	2010
Assurant Solutions	$43.4	$36.9	$136.1	$101.5
Assurant Specialty Property	113.0	102.7	303.7	424.5
Assurant Health	11.6	7.2	40.9	54.9
Assurant Employee Benefits	9.1	6.4	43.1	63.6
Corporate and other	(11.9)	(8.4)	(60.1)	(52.4)
Amortization of deferred gain on disposal of businesses	3.0	3.3	13.3	6.8
Interest expense	(9.8)	(9.8)	(39.2)	(39.4)

Net operating income	158.4	138.3	437.8	559.5

Adjustments:
Net realized gains on investments	4.9	2.5	21.2	31.5
Change in tax valuation allowance	—	—	80.0	(6.0)
Goodwill impairment	—	—	—	(306.4)

Net income	$163.3	$140.8	$539.0	$278.6

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last five quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	1Q12	1Q11	% Change	12M11	12M10	% Change
Net operating income	$43.4	$36.9	17%	$136.1	$101.5	34%
Net earned premiums, fees and other	$699.4	$662.0	6%	$2,703.6	$2,712.4	(0)%

•	Net operating income in the first quarter 2012 increased primarily due to improved international and preneed results. Results improved in Latin America, Canada and Europe.

•

Net earned premiums, fees and other income improved for the quarter reflecting growth in international and domestic premiums. Preneed fee income increased for the quarter, benefiting from improved sales in the U.S. and Canada. Domestic premiums increased in the quarter primarily due to service contract growth in retail and automotive markets from both new and existing clients. International premiums also increased as a result of service contract growth in retail, mobile and credit insurance markets from new and existing clients in Latin America.

•

Gross written premiums and face sales increased in first quarter 2012 primarily due to growth in domestic and international service contracts as well as growth in our preneed business. Premium growth in automotive and retail service contracts were the key contributors to results.

•	Domestic combined ratio for the quarter was 96.3 percent, up slightly compared to first quarter 2011. The ratio continues to be below the target of 98 percent due to favorable loss experience.

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•	International combined ratio for the quarter decreased to 101.7 percent benefiting from $3.7 million in premium tax liability changes in Canada, and more favorable results in Latin America and Europe.

Assurant Specialty Property

(in millions)	1Q12	1Q11	% Change	12M11	12M10	% Change
Net operating income	$113.0	$102.7	10%	$303.7	$424.5	(28)%
Net earned premiums, fees and other	$508.3	$485.0	5%	$1,984.0	$2,022.4	(2)%

•

Net operating income increased in first quarter 2012 reflecting expanded loan portfolios from existing clients in lender-placed homeowners and premium growth in multi-family housing products. Results also benefited from mild winter weather and no reportable catastrophe losses. First quarter 2011 included $7.4 million after-tax of adverse loss development relating to catastrophe events that occurred in fourth quarter 2010.

•

Net earned premiums, fees and other income increased in the quarter primarily due to growth in loan portfolios and multi-family housing products, including increased fees from the SureDeposit acquisition. Lender-placed homeowners premiums benefited from higher placement rates. These improvements were partially offset by an increase in ceded lender-placed and catastrophe reinsurance premiums.

•

Gross earned premiums increased for the quarter driven by growth in lender-placed homeowners and multi-family housing. Expanded loan portfolios from existing clients and increased placement rates contributed to the improvement.

•

Combined ratio improved in first quarter 2012. There were no reportable catastrophe losses in the quarter, and the frequency of non-catastrophe weather-related losses decreased due to mild winter weather. An increase in expenses resulting from new client growth partially offset the improvement.

Assurant Health

(in millions)	1Q12	1Q11	% Change	12M11	12M10	% Change
Net operating income	$11.6	$7.2	62%	$40.9	$54.9	(25)%
Net earned premiums, fees and other	$415.2	$435.1	(5)%	$1,752.9	$1,904.3	(8)%

•

Net operating income increased in first quarter 2012 due to lower expenses and a lower effective tax rate. First quarter 2011 results included a $4.8 million after-tax reimbursement from a pharmacy services provider.

•

Net earned premiums, fees and other income decreased for the quarter reflecting lower sales in traditional individual medical and small group business. Improved supplemental and affordable choice product sales partially offset the decline.

•	Expenses continued to decline in the quarter, reflecting lower commissions and actions taken to simplify business processes.

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Assurant Employee Benefits

(in millions)	1Q12	1Q11	% Change	12M11	12M10	% Change
Net operating income	$9.1	$6.4	41%	$43.1	$63.6	(32)%
Net earned premiums, fees and other	$265.4	$273.6	(3)%	$1,089.4	$1,126.5	(3)%

•	Net operating income increased in first quarter 2012 due to favorable life loss experience.

•

Net earned premiums, fees and other income declined for the quarter primarily due to pricing actions on a block of previously assumed disability business and the previously disclosed loss of a disability client. Voluntary insurance premiums increased compared to a year ago.

•	Sales decreased in first quarter 2012 primarily due to a decline in dental products. Voluntary product sales, which account for nearly half of all sales, were flat in the quarter.

Corporate & Other

(in millions)	1Q12	1Q11	% Change	12M11	12M10	% Change
Net operating loss	$(11.9)	$(8.4)	(42)%	$(60.1)	$(52.4)	(15)%

•	Net operating loss increased for the quarter largely due to a lower tax benefit.

Capital Position

•	Corporate capital stood at approximately $600 million as of March 31, 2012. Excluding a $250 million risk buffer, deployable capital totaled approximately $350 million as of March 31, 2012.

•

Share repurchases and dividends totaled $115.3 million for first quarter 2012. Assurant repurchased 2.4 million shares of its common stock for $99.4 million during first quarter 2012. Through April 20, 2012, the Company repurchased an additional 648,800 shares for $25.5 million, with $181 million remaining in repurchase authorization.

Financial Position

•

Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at March 31, 2012, up $51 million from Dec. 31, 2011. As discussed below, stockholders’ equity was reduced by $153 million due to a revision of the methodology for deferring acquisition costs.

•	Book value per diluted share[2], excluding AOCI, increased 4 percent to $49.01 from $47.34 at Dec. 31, 2011. AOCI increased $39.6 million to $597.2 million as of March 31, 2012.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 14.6 percent for the quarter compared to full-year operating ROE, excluding AOCI, of 10.1 percent in 2011.

•

Total assets as of March 31, 2012 were approximately $27.3 billion. The ratio of debt to total capital[4], excluding AOCI, declined to 18.2 percent at March 31, 2012 from 18.4 percent at Dec. 31, 2011, while the ratio of invested assets to equity decreased to 2.8 compared to 2.9 at Dec. 31, 2011.

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Other Items

•

As previously disclosed, the methodology for deferring acquisition costs was revised as a result of amended FASB guidance that Assurant adopted on Jan. 1, 2012. Assurant has chosen to adopt this guidance retrospectively and, on Apr. 19, 2012, posted a revised financial supplement as of Dec. 31, 2011 and 2010 to reflect this adoption. The revised supplement can be found in the Investor Relations section of www.assurant.com. As of Jan. 1, 2012, beginning stockholders’ equity was reduced by approximately $153 million, or 3 percent. The equity adjustment was non-cash and affected only GAAP financial statements. On a segment basis, equity was reduced by approximately $127 million for Assurant Solutions, $21 million for Assurant Specialty Property and $5 million for Assurant Employee Benefits.

Company Outlook

Based on current market conditions for full-year 2012, the Company now expects:

•

Assurant Health’s overall business results to improve from 2011 after excluding $12.9 million after-tax of favorable reserve development and the $4.8 million after-tax service provider reimbursement from 2011 results. Sales of affordable and supplemental products to increase and expense reductions to continue. Major medical product sales to improve in second half 2012 from the implementation of new provider network contract with Aetna Signature Administrators®.

Based on current market conditions for full-year 2012 and consistent with the 2011 year-end outlook, the Company continues to expect:

•

Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting increased sales of both international and domestic service contracts. The international full-year 2012 combined ratio to improve 100 to 200 basis points compared to the 104.0 percent reported in 2011. The domestic combined ratio to remain near the 98 percent target.

•

Assurant Specialty Property’s net earned premiums and fees to be approximately level with 2011, reflecting growth in multi-family housing and a modest decline in lender-placed homeowners premiums. The expense and non-catastrophe loss ratios to trend up as a result of a changing product mix.

•

Assurant Employee Benefits to continue growing voluntary and supplemental product net earned premiums. Overall premiums to be lower primarily due to an approximate $40 million reduction in premiums from the loss of two disability clients in 2012.

•	Corporate & Other full-year 2012 net operating loss to be $60-$65 million due to additional investment in areas targeted for growth.

•

Capital Deployment to enhance risk-adjusted returns through continued share repurchases, shareholder dividends and selective investments in growth. All operating income from the business segments to be available for dividends to Corporate by year-end 2012.

Earnings Conference Call

•

The first quarter 2012 earnings conference call and webcast will be held on Thurs., April 26, 2012 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

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About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:
Vera Carley	Melissa Kivett	Suzanne Shepherd
Director, Media Relations and	Senior Vice President	Director
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7062
vera.carley@assurant.com	melissa.kivett@assurant.com	suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(ii)	actions by governmental agencies or government sponsored entities or other circumstances that could result in the reduction of the premium rates we charge, increases in the claims we pay or other expenses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	failure to attract and retain sales representatives;

(v)	losses due to natural and man-made catastrophes;

(vi)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(vii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

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(viii)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(ix)	current or new laws and regulations that could increase our costs and decrease our revenues;

(x)	general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, monetary policies, unemployment and inflationary pressure);

(xi)	inadequacy of reserves established for future claims;

(xii)	failure to predict or manage benefits, claims and other costs;

(xiii)	uncertain tax positions;

(xiv)	fluctuations in exchange rates and other risks related to our international operations;

(xv)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvi)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and increases in interest rates);

(xvii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xviii)	inability of reinsurers to meet their obligations;

(xix)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xx)	failure to effectively maintain and modernize our information systems and protect them from cyber-security threats;

(xxi)	risks related to outsourcing activities;

(xxii)	failure to protect client information and privacy;

(xxiii)	failure to find and integrate suitable acquisitions and new ventures;

(xxiv)	inability of our subsidiaries to pay sufficient dividends;

(xxv)	failure to provide for succession of senior management and key executives;

(xxvi)	significant competitive pressures in our businesses; and

(xxvii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2011 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)

Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The

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Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $55.71 and $53.46 as of March 31, 2012 and Dec. 31, 2011, respectively, as shown in the reconciliation table below.

	1Q 2012	4Q 2011
Book value per diluted share (excluding AOCI)	$49.01	$47.34
Change due to effect of including AOCI	6.70	6.12

Book value per diluted share	$55.71	$53.46

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the three months ended March 31, 2012 and year ended Dec. 31, 2011 was 13.3 percent and 11.3 percent, respectively, as shown in the following reconciliation table.

	1Q 2012	Twelve Months 2011
Annualized operating return on average equity (excluding AOCI)	14.6%	10.1%
Net realized gains on investments	0.5%	0.5%
Change in tax valuation allowance	—	1.8%
Change due to effect of including AOCI	(1.8)%	(1.1)%

Annualized GAAP return on average equity	13.3%	11.3%

(4)

Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt (which would include mandatorily redeemable preferred stock, if any) divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items.

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The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of March 31, 2012 and Dec. 31, 2011 was 16.4 percent and 16.6 percent, respectively, as shown in the following reconciliation table.

	1Q 2012	4Q 2011
Debt to total capital ratio (excluding AOCI)	18.2%	18.4%
Change due to effect of including AOCI	(1.8)%	(1.8)%

Debt to total capital ratio	16.4%	16.6%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

	1Q	1Q	Twelve Months
	2012	2011	2011	2010
	(in thousands except number of shares and per share amounts)
Revenues

Net earned premiums and other considerations	$1,777,061	$1,762,012	$7,125,368	$7,403,039
Net investment income	172,295	171,873	689,532	703,190
Net realized gains on investments	7,544	3,777	32,580	48,403
Amortization of deferred gain on disposal of businesses	4,621	5,134	20,461	10,406
Fees and other income	111,403	93,875	404,863	362,684

Total revenues	2,072,924	2,036,671	8,272,804	8,527,722

Benefits, losses and expenses
Policyholder benefits	856,358	893,028	3,749,734	3,635,999
Selling, underwriting, general and administrative expenses	951,842	914,086	3,756,583	3,918,191
Goodwill impairment	—	—	—	306,381
Interest expense	15,076	15,131	60,360	60,646

Total benefits, losses and expenses	1,823,276	1,822,245	7,566,677	7,921,217

Income before provision for income taxes	249,648	214,426	706,127	606,505
Provision for income taxes	86,388	73,675	167,171	327,898

Net income	$163,260	$140,751	$538,956	$278,607

Net income per share:
Basic	$1.84	$1.39	$5.58	$2.52
Diluted	$1.81	$1.38	$5.51	$2.50

Dividends per share	$0.18	$0.16	$0.70	$0.63

Share data:
Basic weighted average shares outstanding	88,772,845	101,194,814	96,626,306	110,632,551

Diluted weighted average shares outstanding	90,069,097	101,974,815	97,795,309	111,473,214

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2012 and Dec. 31, 2011

	March 31,	December 31,
	2012	2011
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,198,607	$15,192,878
Reinsurance recoverables	5,429,517	5,411,064
Deferred acquisition costs	2,558,410	2,492,857
Goodwill	640,098	639,097
Assets held in separate accounts	1,842,782	1,694,729
Other assets	1,585,454	1,589,237

Total assets	$27,254,868	$27,019,862

Liabilities
Policyholder benefits and claims payable	$11,840,686	$11,796,325
Unearned premiums	5,564,783	5,482,017
Debt	972,308	972,278
Liabilities related to separate accounts	1,842,782	1,694,729
Deferred gain on disposal of businesses	129,412	134,033
Accounts payable and other liabilities	1,940,007	2,066,530

Total liabilities	22,289,978	22,145,912

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,367,674	4,316,374
Accumulated other comprehensive income	597,216	557,576

Total stockholders’ equity	4,964,890	4,873,950

Total liabilities and stockholders’ equity	$27,254,868	$27,019,862